Exhibit 14.1

DIVIDEND CAPITAL TRUST INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

It is the policy of Dividend Capital Trust Inc. (the “Company”) that our business be conducted in accordance with the highest moral, legal and ethical standards.  Our reputation for integrity is our most important asset and each employee and director must contribute to the care and preservation of that asset.

This reputation for integrity is the cornerstone of the public’s faith and trust in our Company; it is what provides us an opportunity to serve our investors, customers and other stakeholders.  A single individual’s misconduct can do much to damage a hard-earned reputation.  No code of business conduct or ethics can effectively substitute for the thoughtful behavior of an ethical director, officer or employee.  This Code of Business Conduct and Ethics (the “Code”) is presented to assist you in guiding your conduct to enhance the reputation of our Company.

The Code is drafted broadly.  In that respect, it is the Company’s intent to exceed the minimum requirements of the law and industry practice.  Mere compliance with the letter of the law is not sufficient to attain the highest ethical standards.  Good judgment and great care must also be exercised to comply with the spirit of the law and of this Code.

The provisions of the Code apply to you, your spouse and members of your immediate family.  In addition, it covers any partnership, trust, or other entity, which you, your spouse or members of your immediate family control.

The Company intends to enforce the provisions of this Code vigorously.  Violations could lead to sanctions, including dismissal in the case of an employee, as well as, in some cases, civil and criminal liability.

Inevitably, the Code addresses questions and situations that escape easy definition.  No corporate code can cover every possible question of business practice.  There will be times when you are unsure about how the Code applies.  When in doubt, ask before you act.

Upholding the Code is the responsibility of every employee and director.  Department heads are responsible for Code enforcement in their departments and managers are accountable for the employees who report to them.

Certain provisions of the Code may also be discussed in more detail in a Policies and Procedures Manual (the “Manual”). The provisions in a Manual shall control over any inconsistent provisions of this Code. You are therefore advised to consult a Manual as applicable.

Questions About the Code; Reporting Suspected Violations

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face.  If you are faced with a difficult business decision that is not addressed in this Code, ask yourself the following questions:

•                                          Is it legal?

•                                          Is it honest and fair?

•                                          Is it in the best interests of the Company?

•                                          How does this make me feel about myself and the Company?

•                                          Would I feel comfortable if an account of my actions were published with my name in the newspaper?

If you still feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s high ethical standards, seek help.  We encourage you to contact your supervisor for help first.  If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the Compliance Officer, (Phil Perrone), by telephone at (303) 226-4847, or by e-mail at pperrone@dividendcapital.com.  If you feel appropriate action is not being taken, you should contact the Chief Executive Officer or, in cases relating to the financial reporting of the Company, the chairman of the audit committee of the Board of Directors.  You are not required to identify yourself when reporting a violation.

The Company has adopted a Whistleblowing and Whistleblower Policy to enable the anonymous and confidential submission by employees of complaints or concerns regarding (i) a violation of applicable laws, regulations, or business ethics standards, or a questionable accounting or auditing matter, and (ii) the receipt, retention and treatment of employee complaints or concerns regarding such matters.  Please consult this policy as necessary.

Confidentiality and Policy Against Retaliation

To the extent possible, we will endeavor to keep confidential the identity of anyone reporting a violation of the Code.  You will be treated with dignity and respect, your concerns will be seriously addressed and you will be informed of the outcome.  We will also keep confidential the identities of employees about whom allegations of violations are brought, unless or until it is established that a violation has occurred.  It is the Company’s policy that retaliation against employees who report actual or suspected Code violations is prohibited; anyone who attempts to retaliate against such employees will be subject to disciplinary action, up to and including dismissal.

Conflicts Of Interest

The Company relies on the integrity and loyalty of our employees and directors to maintain the highest level of objectivity in performing their duties.  Each employee and director has a duty of honesty and loyalty to the Company, to further its aims and goals and to work on behalf of its best interests with the highest level of integrity.  Each employee is expected to exercise extreme caution in any situation in which your personal interests conflict, or have the appearance of conflicting, with those of the Company.  Individuals must not allow personal considerations or relationships to influence them in any way when representing the Company in business dealings.

A conflicting situation can arise when an employee or director takes actions or has interests that may make it difficult to perform work on behalf of the Company objectively and effectively.  Conflicts also arise when an employee or director, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company.  Loans to, or guarantees of obligations of, such persons are of special concern.  The consequences of such behavior have the potential to do great harm to the Company and all employees and directors by disrupting business and undermining public confidence.  Employees and directors are expected to be totally free of any competing interest when making business decisions.

All employees and directors must exercise great care any time their personal interests might conflict with those of the Company.  The appearance of a conflict often can be as damaging as an actual conflict.  Prompt and full disclosure is always the correct first step towards identifying and resolving any potential conflict of interest.  Non-employee directors are expected to make appropriate disclosures to the Board of Directors and to take appropriate steps to recuse themselves from Board decisions with respect to transactions or other matters involving the Company as to which they are interested parties or with respect to which a real or apparent conflict of interest exists.

The following sections review several common problems involving conflicts of interest.  The list is not exhaustive.  Each individual has a special responsibility to use his or her best judgment to assess objectively whether there might be even the appearance of acting for reasons other than to benefit the Company, and to discuss any conflict openly and candidly with the Company.

Payments and Gifts

Employees who deal with the Company’s lenders, tenants, suppliers or other third parties are placed in a special position of trust and must exercise great care to preserve their independence.  As a general rule, no employee should ever receive a payment or anything of value in exchange for a decision involving the Company’s business.  Similarly, no employee of the Company should ever offer anything of value to government officials or others to obtain a particular result for the Company.  Bribery, kickbacks or other improper payments have no place in the Company’s business.

The Company recognizes exceptions for token gifts of nominal value or customary business entertainment, when a clear business purpose is involved.  If you are in doubt about the policy’s application, the Compliance Officer should be consulted.

Personal Financial Interests; Outside Business Interests

Employees should be cautious of any outside financial interests that might be in conflict with the interests of the Company.  With the exception of the Dividend Capital Advisors LLC, the Company’s advisor, and its affiliates, no employee may have any significant direct or indirect financial interest in, or any business relationship with, a person or entity that is a material tenant, contractor, real estate broker/agent, partner, lender or competitor of the Company.  A financial interest includes any interest as an owner, creditor or debtor.  Indirect interests include those through an immediate family member or other person acting on his or her behalf.  This policy does not apply to an employee’s arms-length purchases of goods or services for personal or family use, or to the ownership of shares in a publicly held corporation.

Employees should not engage in outside jobs or other business activities that compete with the Company in any way.  Further, any outside or secondary employment (“moonlighting”) may interfere with the job being performed for the Company and is discouraged.  Under no circumstances may employees have outside interests that are in any way detrimental to the best interests of the Company.

You must disclose to the Compliance Officer any personal activities or financial interests that could negatively influence, or give the appearance of negatively influencing, your judgment or decisions as a Company employee.  The Compliance Officer will then determine if there is a conflict and, if so, how to resolve it without compromising the Company’s interests.

Loans or Other Financial Transactions

No employee may obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material tenant, contractor, real estate broker/agent, partner, lender or competitor of the Company.  This guideline does not prohibit arms-length transactions with recognized banks, brokerage firms, other financial institutions or any company that is a material tenant, contractor, real estate broker/agent, partner, lender or competitor, except that loans or guarantees of personal obligations are prohibited from any material contractors or broker/agents under any circumstance.

Corporate Boards

The director of an organization has access to sensitive information and charts the course of the entity.  If you are invited to serve as a director of an outside organization, the Company must take safeguards to shield both the Company and you from even the appearance of impropriety.  For that reason, any employee invited to join the board of directors of another organization (including a nonprofit or other charitable organization) must obtain the approval of the Compliance Officer.  Directors who are invited to serve on other boards should promptly notify the Chairman.

Corporate Opportunities

Directors and employees of the Company have a primary business and ethical responsibility to the Company to avoid any activity or relationship that may interfere, or have the appearance of interfering, with the performance of the official duties of their respective positions in the Company.  Moreover, directors and employees of the Company should not use corporate property, information or position for improper personal gain, nor should such persons compete with the Company directly or indirectly. At the same time, directors and employees should be permitted to pursue personal business interests that present no real threat to the duty they owe to the Company to promote its legitimate interests when the opportunity to do so arises.

Corporate opportunities can include opportunities closely related to the business of the Company and any opportunities that accrue to the director or employee as a result of his position with the Company.  Prior to pursuing a business opportunity that could just as easily be taken by the Company, the director or employee shall be required to first offer the opportunity to the Company and fully disclose the opportunity to the Board of Directors.  The Board of Directors shall make the final determination as to whether a particular opportunity can be taken by the director or employee.  The Company must, through the Board of Directors, waive any right to the corporate opportunity in order to take the opportunity for himself or herself.

The Board of Directors may consider the following factors in making its determination:

•                  whether the opportunity is presented to the director or employee in his individual and not his/her corporate capacity;

•                  whether the opportunity is essential to the Company;

•                  whether the Company holds an interest or expectancy in the opportunity; and

•                  whether the director or employee has wrongfully employed the resources of the Company in pursuing or exploiting the opportunity.

In the event that the Board of Directors determines that the director or employee can pursue the opportunity, such opportunity shall be disclosed to the extent required by law or as may be approved by the Board of Directors in the appropriate public filing of the Company with the Securities and Exchange Commission and any other regulatory agencies as applicable.

Use and Protection of Company Assets

Proper use and protection of the Company’s assets is the responsibility of all employees.  Company facilities, materials, equipment, information and other assets should be used only for conducting the Company’s business and are not to be used for any unauthorized purpose.  Employees should guard against waste and abuse of Company assets in order to improve the Company’s productivity.

Confidentiality

One of the Company’s most important assets is its confidential corporate information.  The Company’s legal obligations and its competitive position often mandate that this information remain confidential.

Confidential corporate information relating to the Company’s financial performance (e.g. quarterly financial results of the Company’s operations) or other transactions or events can have a significant impact on the value of the Company’s securities.  Premature or improper disclosure of such information may expose the individual involved to onerous civil and criminal penalties.

You must not disclose confidential corporate information to anyone outside the Company, except for a legitimate business purpose (such as contacts with the Company’s accountants or its outside lawyers).  Even within the Company, confidential corporate information should be discussed only with those who have a need to know the information.  Your obligation to safeguard confidential corporate information continues even after you leave the Company.

The same rules apply to confidential information relating to other companies with which we do business.  In the course of the many pending or proposed transactions that this Company has under consideration at any given time, there is a great deal of non-public information relating to other companies to which our employees may have access.  This could include “material” information that is likely to affect the value of the securities of the other companies.

Employees and directors who learn material information about suppliers, customers, venture partners, acquisition targets or competitors through their work at the Company must keep it confidential and must not buy or sell stock in such companies until after the information becomes public.  Employees and directors must not give tips about such companies to others who may buy or sell the stocks of such companies.

Dealings With the Press and Communications With the Public

The Company’s Chief Executive Officer is the Company’s principal spokesman. If someone outside the Company asks you questions or requests information regarding the Company, its business or financial results, do not attempt to answer.  All requests for information – from reporters, securities analysts, shareholders or the general public – should be referred to the Chief Executive Officer, who will handle the request or delegate it to an appropriate person.

Accounting Matters

Internal Accounting Controls

The Company places the highest priority on “best practices” disclosure.  Our annual reports, quarterly reports and press releases, and other public disclosure of the Company’s financial results, reflect how seriously we take this responsibility.

Each employee shares this responsibility with senior management and the Board of Directors and must help maintain the integrity of the Company’s financial records.  This Code cannot include a review of any extensive accounting requirements the Company must fulfill.  To meet these obligations however, the Company must rely on employee truthfulness in accounting practices.  Employees must not participate in any mistreatment of the Company’s accounts.  No circumstances justify the maintenance of “off-the-books” accounts to facilitate questionable or illegal payments.  We trust that every employee understands that protecting the integrity of our information gathering, information quality, internal control systems and public disclosures is one of the highest priorities we have as a company.

If you ever observe conduct that causes you to question the integrity of our internal accounting controls and/or disclosure, or you otherwise have reason to doubt the accuracy of our financial reporting, it is imperative that you bring these concerns to our attention immediately.  You should consult the Company’s Whistleblowing and Whistleblower Policy to learn how to, and to whom you should, report any concerns.  Retaliation of any kind against any employee for raising these issues is strictly prohibited and will not be tolerated.

Improper Influence on the Conduct of Audits

It is unlawful for any officer or director of the Company, or any other person acting under the direction of such person, to take any action to fraudulently influence, coerce, manipulate, or mislead the independent accountants engaged in the performance of an audit of the Company’s financial statements for the purpose of rendering such financial statements materially misleading. Any such action is a violation of this Code.  Types of conduct that might constitute improper influence include the following:

•                  Offering or paying bribes or other financial incentives, including offering future employment or contracts for non-audit services,

•                  Providing an auditor with inaccurate or misleading legal analysis,

•                  Providing an auditor with inaccurate or misleading information,

•                  Threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the Company’s accounting practices or procedures,

•                  Seeking to have a partner removed from the audit engagement because the partner objects to the Company’s accounting practices or procedures,

•                  Blackmailing, and

•                  Making physical threats.

Any employee or director who engages in such conduct will be subject to sanctions under the Code, including dismissal in the case of an employee, in addition to potential civil and criminal liability.

Records Retention

You should retain documents and other records for such period of time as you and your colleagues will reasonably need such records in connection with the Company’s business activities.  All documents not required to be retained for business or legal reasons, including draft work product, should not be retained and should be destroyed in order to reduce the high cost of storing and handling the vast amounts of material that would otherwise accumulate.  However, under unusual circumstances, such as litigation, governmental investigation or if required by applicable state and federal law and regulations, the Compliance Officer may notify you if retention of documents or other records is necessary.

Legal Compliance

Pertinent laws of every jurisdiction in which the Company operates must be followed.  Each employee is charged with the responsibility of acquiring sufficient knowledge of the laws relating to his or her particular duties in order to recognize potential dangers and to know when to seek legal advice.  In any instance where the law is ambiguous or difficult to interpret, the matter should be reported to the Company’s management who in turn will seek legal advice from the Company’s legal counsel as appropriate.

Transactions Involving Company Securities

“Insider trading” refers generally to buying or selling a security while in possession of material, non-public information about the security.  Insider trading is illegal and against Company policy. Such trading can cause significant harm to the reputation for integrity and ethical conduct of the Company.  Federal securities laws impose civil and criminal penalties upon persons who use inside information when buying and selling securities or who give inside information to others who use it when buying or selling securities.  Liability for violating the laws against “insider trading” can extend not only to the Company’s senior executives, but also to the Company’s employees and directors and to relatives and friends of those persons.

No employee, officer, director, or agent of the Company may trade in the securities of the Company if he or she possesses material, non-public (i.e., “inside”) information about the Company.  In addition, an insider who is aware of inside information must not disclose such information to family, friends, business or social acquaintances, other employees (unless such employees have a position with the Company giving them a right and a need to know), or other third parties.  An insider may not discuss material information or make trades in the market while aware of material information until the third business day after the material information has been made public.

Inside information about the Company that is not known to the investing public may include, among other things: strategic plans; significant capital investment plans; negotiations concerning acquisitions or dispositions; major new contracts (or the loss of a major contract); other favorable or unfavorable business or financial developments or prospects; a change in control or a significant change in management; impending securities splits, securities dividends or changes in dividends to be paid; a call of securities for redemption; and, most importantly, financial results.

Each employee, officer, director, and agent of the Company acknowledges that the Company has a separate and more specific policy regarding transactions involving Company securities.  Each employee, officer, director and agent of the Company acknowledges that he or she will comply with such policy.

If you have any questions about this policy, please consult the Compliance Officer.

Fair Dealing

It is the Company’s policy to deal fairly with its tenants, contractors, real estate brokers/agents, partners, lenders, customers, suppliers, competitors, employees and other third parties. In the course of business dealings on behalf of the Company, no employee should take advantage of another person or party through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair business practice.

Relationships with Tenants, Contractors, Real Estate Brokers/Agents, Partners and Lenders

Our business success depends upon our ability to foster lasting relationships with our tenants, contractors, real estate brokers/agents, partners and lenders.  The Company is committed to dealing with tenants, contractors, real estate brokers/agents, partners and lenders fairly, honestly and with integrity. Specifically, you should keep the following guidelines in mind when dealing with such companies or persons:

•                                          Information we supply to tenants, contractors, real estate brokers/agents, partners and lenders should be as current, accurate, and complete as available. Employees should not deliberately misrepresent information to tenants, contractors, real estate brokers/agents, partners and lenders.

•                                          Tenant, contractor, real estate broker/agent, partner or lender entertainment should not exceed reasonable and customary business practice.  Employees should not provide entertainment or other benefits that could be viewed as an inducement to or a reward for, tenant, contractors, real estate brokers/agents, partner or lender decisions unless expressly approved by the Company.  Please see “Payments and Gifts” above for additional guidelines in this area.

Relationships with Competitors

The Company is committed to free and open competition in the marketplace and throughout all business dealings.  Employees should avoid all actions that reasonably could be construed as being anti-competitive, monopolistic or otherwise contrary to laws governing competitive practices in the marketplace, including federal and state antitrust laws.  Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices.

Employment Practices

The Company pursues fair employment practices in every aspect of its business.  The following is intended to be a summary of our employment policies and procedures. Copies of our detailed policies are available from the Human Resources Department.  Company employees must comply with all applicable labor and employment laws, including anti-discrimination laws and laws related to freedom of association, privacy and collective bargaining.  It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job.  Failure to comply with labor and employment laws can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment.  You should contact the Human Resources Department if you have any questions about the laws, regulations and policies that apply to you.

Harassment and Discrimination

The Company is committed to providing equal opportunity and fair treatment to all individuals on the basis of merit, without discrimination because of race, color, religion, national origin, sex, sexual orientation, age, disability, veteran status or other characteristic protected by law.  The Company prohibits harassment in any form, whether physical or verbal and whether committed by supervisors, non-supervisory personnel or non-employees. Harassment may include, but is not limited to, offensive sexual flirtations, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words, or the display in the workplace of sexually suggestive objects or pictures.

If you have any complaints about discrimination or harassment, report such conduct to your supervisor or the Human Resources Department.  All complaints will be treated with sensitivity and discretion.  Your confidentiality will be maintained to the extent possible, consistent with law and the Company’s need to investigate your concern.  Where our investigation uncovers harassment or discrimination, we will take prompt corrective action, which may include disciplinary action by the Company, up to and including, termination of employment.  The Company strictly prohibits retaliation against an employee who, in good faith, files a compliant.

Any member of management who receives a report of alleged harassment or discrimination is required to report it to the Human Resources Department immediately.

Alcohol and Drugs

The Company is committed to maintaining a drug-free work place.  All Company employees must comply strictly with Company policies regarding the abuse of alcohol and the possession, sale and use of illegal substances.  Drinking alcoholic beverages is prohibited while on duty except at specified Company-sanctioned events.  Possessing, using, selling or offering illegal drugs and other controlled substances is prohibited under all circumstances while on duty or on the premises of the Company.  Likewise, you are prohibited from reporting for work, or driving a Company vehicle or any vehicle on Company business, while under the influence of alcohol or any illegal drug or controlled substance.

Violence Prevention and Weapons

The safety and security of Company employees is vitally important.  The Company will not tolerate violence or threats of violence in, or related to, the workplace.  Employees who experience, witness or otherwise become aware of a violent or potentially violent situation that occurs on the Company’s property or affects the Company’s business must immediately report the situation to their supervisor or the Human Resources Department.

The Company does not permit any individual to have weapons of any kind in Company property or vehicles, while on the job or off-site while on Company business.  This is true even if you have obtained legal permits to carry weapons.

Enforcement

The conduct of each employee matters vitally to the Company.  A misstep by a single employee can cost the Company dearly; it undermines all of our reputations.  For these reasons, violations of this Code may lead to significant penalties, including dismissal.

The Company’s Chief Executive Officer will take such action as he deems appropriate with respect to any employee who violates any provision of this Code, and will inform the audit committee of the Board of Directors of all material violations.  Any alleged violation by the Chief Executive Officer will be presented promptly to the audit committee of the Board of Directors for its consideration and such action as the audit committee of the Board of Directors, in its sole judgment, shall deem warranted.

The Compliance Officer will keep records of all reports created under this Code and of all action taken under this Code.  All such records will be maintained in such manner and for such periods as are required under applicable Federal and state law.

Amendments/Waivers

Any amendment to, or waiver of, this Code for executive officers or directors of the Company may be made only by the Board of Directors, or by a Board committee specifically authorized for this purpose, and must be promptly disclosed to the Company’s shareholders in accordance with all applicable laws, rules and regulations.

Condition of Employment or Services

All employees, officers and directors shall conduct themselves at all times in the best interests of the Company.  Compliance with this Code shall be a condition of employment and of continued employment with the Company, and conduct not in accordance with this Code may result in disciplinary action, including termination of employment.

This Code is not an employment contract nor is it intended to be an all-exclusive policy statement on the part of the Company.  The Company reserves the right to provide the final interpretation of the policies it contains and to revise those policies as deemed necessary or appropriate.